UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Chatham Lodging Trust
(Name of Registrant as Specified In Its Charter)

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222 Lakeview Avenue, Suite 200
West Palm Beach, FL 33401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2016

TO OUR SHAREHOLDERS:
The Annual Meeting of Shareholders of Chatham Lodging Trust (the “Company”) will be held at the Company’s offices located at 222 Lakeview Avenue, 1st Floor, Palms Room, West Palm Beach, Florida 33401, on Thursday, May 19, 2016, at 9:00 a.m., for the following purposes:
1. To elect five trustees of the Company to hold office for a one-year term and until their respective successors as trustees are duly elected and qualified;
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2016;
3. To hold an advisory vote on executive compensation as disclosed in these materials; and
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on March 15, 2016, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.
There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting. Please read it carefully and vote. Your cooperation is appreciated because a majority of the common shares must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.
On or about April 1, 2016, we mailed to our beneficial shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2016 Proxy Statement and Annual Report and vote online. Registered shareholders will be furnished a printed copy of the 2016 Proxy Statement and Annual Report by mail.
BY ORDER OF THE BOARD OF TRUSTEES,
ERIC KENTOFF
Corporate Secretary
West Palm Beach, Florida
April 1, 2016

We want your shares represented at the Annual Meeting regardless of the number of shares you hold. By following the instructions on the enclosed proxy card, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may do so at any time before the vote is finalized.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
MAY 19, 2016

SOLICITATION AND REVOCATION OF PROXY
Proxies in the form furnished are solicited by the Board of Trustees of the Company (the “Board of Trustees” or the “Board”) to be voted at the Annual Meeting of Shareholders to be held on May 19, 2016, or at any adjournment or postponement thereof (the “Annual Meeting”). The individuals named as proxies are Dennis Craven and Eric Kentoff. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about April 1, 2016 to shareholders of record at the close of business on March 15, 2016 (the “Record Date”).
All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Trustees unanimously recommends a vote:

1.	FOR each of the nominees for trustee listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent registered public accountants; and

3.	FOR the approval, on an advisory non-binding basis, of the compensation of the Company’s named executive officers as disclosed in these materials.
In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.
Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 38,338,990 common shares outstanding, which represent all of the voting securities of the Company. Each common share is entitled to one vote. Shareholders do not have cumulative voting rights in the election of trustees.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 19, 2016. Our proxy statement is attached. Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2015. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you specifically request the materials. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the U.S. Securities and Exchange Commission, are available at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how shareholders may request to receive proxy materials for future annual meetings of shareholders in printed or email form.

A majority of the common shares entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

With respect to proposal 1, the election of trustees, the affirmative vote of a majority of the votes cast is required to elect a trustee.
With respect to proposal 2, the ratification of the selection of the Company’s independent registered public accountants, the affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of the Company’s independent registered public accountants.
With respect to proposal 3, the advisory vote on executive compensation, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve.
If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on proposals 1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

PROPOSAL 1: ELECTION OF TRUSTEES

Declassification of the Board of Trustees; Opt out of Section 3-803 of the Maryland General Corporation Law (“MGCL”)
On April 9, 2015, the Board adopted a resolution, and the Company filed articles supplementary to the Company’s declaration of trust with the Maryland State Department of Assessments and Taxation for, among other things, the declassification of the Board. The resolution and articles provide for annual elections to be phase in over two years, commencing with the 2015 annual meeting of shareholders and fully implemented by the 2017 annual meeting of shareholders. The election to declassify the Board did not shorten the term of any current trustee.
As a result of the election to declassify the Board, the three trustees who serve as Class III trustees and two of the Class II trustees, each of whom’s term as trustee expires at the Annual Meeting, have been nominated for election to serve as trustees for one year. The Company expects the declassification process to be completed at the 2017 annual meeting of shareholders, at which time all trustees will be elected annually.

Nominees for Election at the Annual Meeting
The terms of office for our three Class II trustees, C. Gerald Goldsmith, Rolf E. Ruhfus and Joel F. Zemans, will expire at the Annual Meeting. In addition, the terms of office for our three Class III trustees, Jeffrey H. Fisher, Robert Perlmutter, and Thomas J. Crocker, will expire at the Annual Meeting. The Nominating and Corporate Governance Committee recommended for nomination, and the Board has nominated, each of Messrs. Goldsmith, Ruhfus, Fisher, Perlmutter and Crocker to serve as trustees of our Company for one-year terms expiring at the 2017 annual meeting of shareholders and until their successors are duly elected and qualified. Mr. Zemans is not seeking reelection and thus will retire from our Board of Trustees upon the expiration of his term. The Board of Trustees resolved to decrease the size of the Board from nine trustees to eight trustees, effective at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named below.
Unless a shareholder specifies otherwise, or does not return the enclosed proxy, each shareholder’s common shares represented by the enclosed proxy will be voted FOR the election of the nominees to serve as trustees until the 2017 annual meeting and until their successors are elected and qualified. Each of the nominees has indicated his willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve as a trustee for any reason, the persons named as proxies on the proxy card may vote for any substitute nominee proposed by the Board of Trustees.
The Board of Trustees unanimously recommends that you vote FOR each of the trustee nominees described in this Proposal 1.
The following table and biographical descriptions set forth information with respect to the five trustee nominees for election at the Annual Meeting whose terms of office will expire at the Annual Meeting, and the Class I continuing trustees, whose terms of office will expire at our 2017 annual meeting of shareholders.

Class II Trustee Nominees for Election at the Annual Meeting (If Elected, Term will Expire at the 2017 Annual Meeting of Shareholders)

Name	Age	Position
C. Gerald Goldsmith	87	Trustee
Rolf E. Ruhfus	71	Trustee

Class III Trustee Nominees for Election at the Annual Meeting (If Elected, Term will Expire at the 2017 Annual Meeting of Shareholders)

Jeffrey H. Fisher	60	Chairman, President and Chief Executive Officer
Robert Perlmutter	54	Trustee
Thomas J. Crocker	62	Trustee

Class I Continuing Trustees (Term will Expire at the 2017 Annual Meeting of Shareholders)

Jack P. DeBoer	85	Trustee
Glen R. Gilbert	71	Trustee
Miles Berger	85	Trustee
Class II Trustee Not Seeking Reelection (Term will Expire at the 2016 Annual Meeting of Shareholders)

Name	Age	Position
Joel F. Zemans	74	Trustee

NOMINEES FOR ELECTION AT THE ANNUAL MEETING
(IF ELECTED, TERMS WILL EXPIRE IN 2017)
C. Gerald Goldsmith
Mr. Goldsmith has been a trustee of the Company since the completion of our initial public offering (“IPO”) in April 2010. He has been an independent investor and financial advisor since 1976 and has served as a director of several banks and NYSE-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith previously served on the Board of Trustees of Innkeepers USA Trust, then a NYSE-listed company (“Innkeepers”) from September 1994 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Goldsmith should serve as a trustee due to his extensive financial experience and its value to his compensation committee function and his experience with banking functions that are pertinent to the Company.
Rolf E. Ruhfus
Mr. Ruhfus has been a trustee of the Company since the completion of our IPO in April 2010. He is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which owns the Archer hotel brand and, in 2011, sold 20 hotels to Hyatt Hotels. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., a consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, an upscale extended-stay hotel chain, from its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (when it was acquired by Marriott International, Inc.). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include an M.B.A. from the Wharton School at the University of Pennsylvania in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the boards of several European companies. Mr. Ruhfus previously served on the Board of Trustees of Innkeepers from July 1997 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Ruhfus should serve as a trustee due to his extensive experience specific to the limited service and extended stay hotel industry segments that correlate with our own strategy.
Jeffrey H. Fisher
Mr. Fisher has been our Chairman of the Board, Chief Executive Officer and President since our formation in October 2009. Mr. Fisher is also the majority shareholder of Island Hospitality Management, LLC (“IHM”), a firm he founded in 2007 that currently manages 160 hotels for hotel owners (including 81 of the hotels owned by our two joint ventures with affiliates of NorthStar Realty Finance Corp. (“NorthStar”)) and 36 of our wholly owned hotels. From 1994 to 2007, Mr. Fisher was Chairman, Chief Executive Officer and President of Innkeepers, a lodging real estate investment trust (“REIT”) he founded and took public in 1994. During this time, Mr. Fisher also served as Chairman and majority shareholder of Innkeepers Hospitality, a privately owned hotel management company. Mr. Fisher grew Innkeepers’ portfolio from seven hotels at the time of its initial public offering to 74 hotels at the time of its sale in June 2007 to an institutional investor at a total enterprise value of $1.5 billion. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc.
Mr. Fisher received a Bachelor of Science degree in Business Administration from Syracuse University in 1977, a Doctor of Jurisprudence degree from Nova Southeastern University in 1980, and a Masters of Law in Taxation from the University of Miami in 1981. He is a licensed attorney and practiced at Jones & Foster P.A. and Jeffrey H. Fisher P.A. for a total of five years prior to starting his career in the hospitality industry. Additionally, Mr. Fisher currently serves as a Board Member of Marriott’s The Residence Inn Association (TRIA). The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Fisher should serve as a trustee due to his extensive experience in the limited service and extended-stay hotel industry segments both on the ownership and management sides.

Thomas J. Crocker
Mr. Crocker has been a trustee of the Company since the completion of our IPO in April 2010. He is Chief Executive Officer and principal investor of Crocker Partners, LLC, a privately held real estate investment company, which is the general partner of a real estate private equity fund, Crocker Partners IV, L.P. Mr. Crocker was previously the Chief Executive Officer of CRT Properties, Inc. (formerly known as Koger Equity, Inc.), until its sale in September 2005. CRT Properties, Inc. was a NYSE-listed REIT which owned or had interests in more than 137 office buildings, containing 11.7 million rentable square feet, primarily located in 25 suburban and urban office projects in 12 metropolitan areas in the Southeastern United States, Maryland and Texas. Prior to joining Koger Equity, Inc. in March 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately held REIT, which owned and operated approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was an office-based publicly-held REIT in the southeast U.S., from that company’s inception until June 1996, when it merged with Highwoods Properties, a NYSE-listed REIT. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker previously served on the Board of Trustees of Innkeepers from February 1997 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Crocker should serve as a trustee due to his extensive experience leading his own REITs, his understanding of financial markets, and his considerable acquisitions experience.
Robert Perlmutter
Mr. Perlmutter has been a trustee of the Company since the completion of our IPO in April 2010. He is Senior Executive Vice President and Chief Operating Officer with The Macerich Company, a publicly traded REIT focusing on leasing and merchandising. He joined Macerich in 2012 as Executive Vice President of Leasing. He previously was the managing member and founder of Davis Street Land Company, LLC, a privately held firm focused on the development, management and ownership of upscale shopping centers, which owned a 3.0 million square foot mall portfolio prior to its sale of assets to General Growth Properties and Taubman Centers. From 1983 to 1988, Mr. Perlmutter worked as an investment analyst for Heitman Financial Services, Ltd. in its acquisitions and dispositions division. From 1988 to 1990, he served as President of Heitman Financial, in which capacity he was responsible for overseeing all of the company’s acquisitions, financings and dispositions. Mr. Perlmutter subsequently served as Chief Executive Officer of Chicago-based Heitman Retail Properties from 1990 to 1998, where he supervised overall operations and growth of its retail holdings from two retail properties to 20 directly managed malls and 29 joint ventures in regional malls. From 1998 to 2001, he also served on the board of directors of Prime Retail Inc., a NYSE-listed outlet center company. He is a member of the International Council of Shopping Centers and a former board member of the First Bank of Highland Park. Mr. Perlmutter received a Bachelor of Sciences degree in business administration, with a concentration in real estate, from the University of Colorado. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Perlmutter should serve as a trustee due to his extensive experience in real estate development, acquisitions and dispositions that is relevant to the Company’s own growth strategy and that he should serve on the Compensation Committee due to his role as Senior Vice President and Chief Operating Officer in a publicly traded REIT and his experience with complex compensation issues.

CLASS I CONTINUING TRUSTEES
(TERMS WILL EXPIRE IN 2017)
Miles Berger
Mr. Berger has been a trustee of the Company since the completion of our IPO in April 2010. He has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisory services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for more than thirty years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and was Chairman of the Board of Berger Financial Services, a full-service real estate advisory and financial services company from 1950 to 2006. Mr. Berger has served on the Board of Trustees of Universal Health Realty Income Trust, a publicly traded health care REIT, since December 1998. Mr. Berger also serves on the Board of Directors of Medallion Bank and serves on the boards of numerous philanthropic organizations. Mr. Berger previously served on the Board of Trustees of Innkeepers from September 1994 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Berger should serve as a trustee due to his extensive financial experience specific to the REIT industry.

Jack P. DeBoer
Mr. DeBoer has been a trustee of the Company since the completion of our in April 2010. He is Chairman of Consolidated Holdings, Inc., a private investment company focusing on real estate development and management. Mr. DeBoer is also the Chairman of the Board and majority owner of Value Place LLC, owner of the franchise rights to the Value Place brand of hotels, which provides affordable extended-stay lodging. Additionally, Mr. DeBoer is the Chairman of WaterWalk International, owner of the WaterWalk hotel apartments brand. Mr. DeBoer served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. from its inception in 1995 until it was acquired in December 2003. From October 1993 to September 1995, Mr. DeBoer was self-employed and engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott in 1987. Mr. DeBoer previously served on the Board of Trustees of Innkeepers from November 1996 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. DeBoer should serve as a trustee due to his extensive financial experience specific to the extended stay hotel industry.
Glen R. Gilbert
Mr. Gilbert has been a trustee of the Company since the completion of our IPO in April 2010. He was employed by BFC Financial Corporation, a publicly traded savings bank and real estate holding company, from November 1980 through April 2011. During that period, Mr. Gilbert served in several senior management positions, including as Chief Financial Officer from May 1987 to April 2007 and as Executive Vice President from July 1997 to April 2007. Mr. Gilbert also served as Senior Executive Vice President for Levitt Corporation, a then publicly traded home builder and real estate developer, from August 2004 to December 2005, after serving as its Chief Financial Officer and Executive Vice President from April 1997 to August 2004. Mr. Gilbert has also held various executive and chief financial officer positions for other entities related to BFC Financial Corporation. Mr. Gilbert was a certified public accountant from 1970 through 2008 and graduated from the University of Florida with a B.S.B.A. degree in accounting. Mr. Gilbert began his accounting career with KPMG LLP in 1970. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Gilbert should serve as a trustee due to his extensive financial experience specific to the audit function and corporate compliance.

CLASS II TRUSTEE NOT SEEKING REELECTION
Joel F. Zemans
Mr. Zemans has been a trustee of the Company since the completion of our IPO in April 2010. He has been active in the ownership and operation of real estate and banks since 1969. From 1971 through 1976, he served as Executive Vice President (and through 1984 as a Director) of Chicago Properties Corporation, a real estate development company that specialized in the rehabilitation of multi-unit residential properties in Chicago. Between 1976 and 2001, Mr. Zemans served as Chief Executive Officer of de novo Mid Town Bancorp, Inc. and its three subsidiaries: Mid Town Bank and Trust Company of Chicago, Mid Town Development Corporation and Equitable Finance Corporation. Currently he serves on the Board of Directors of privately held Bright Electric Supply, and MBA Building Supplies. Mr. Zemans, who holds both a B.A. and an M.B.A. from the University of Chicago, previously served on the Board of Trustees of Innkeepers USA (a NYSE-listed company) from November 2001 until Innkeepers’ sale in June 2007, and on the Board of Mid America Bank, a subsidiary of MAF Bancorp, Inc. (a NASDAQ-listed company) from 2001 to 2004.

Biographical Information Regarding Executive Officers Who Are Not Trustees
Dennis M. Craven — Executive Vice President and Chief Operating Officer
Mr. Craven, age 44, is our Executive Vice President and Chief Operating Officer. He joined the Company as Chief Financial Officer on September 9, 2010 and was promoted to Chief Operating Officer effective June 1, 2015. Mr. Craven previously served as Executive Vice President and Chief Financial Officer of Innkeepers from March 2006 until the Innkeepers sale in June 2007. Following the acquisition, he continued to serve as Chief Financial Officer of Innkeepers until August 2010. Prior to joining Innkeepers in 2006, Mr. Craven was a partner in Addison Capital Advisors, a venture capital firm based in Memphis, Tennessee, and served as Senior Vice President and Chief Accounting Officer of Independent Bank in Memphis. Prior to that, he served as Vice President and Controller, and later Vice President and Chief Accounting Officer, of RFS Hotel Investors, Inc., a NYSE-listed hotel REIT. Prior to joining RFS, he was a senior manager with PricewaterhouseCoopers LLP in Memphis and London. Mr. Craven received a Bachelor of Accountancy from the University of Mississippi in 1993. He is a licensed Certified Public Accountant in the State of Mississippi.

Peter Willis — Executive Vice President and Chief Investment Officer
Mr. Willis, age 48, is our Executive Vice President and Chief Investment Officer. He joined our Company in October 2009 prior to our IPO. Mr. Willis has over 23 years of hotel acquisition experience. From 2001 to 2006, he served as Vice President of Acquisitions & Business Development for Innkeepers and oversaw over $500 million of investments in 18 hotels. From June 2006 to January 2009, Mr. Willis served as Senior Vice President at The Kor Group, a privately held, fully integrated real estate investment firm with a portfolio of over $2 billion in upscale hotel and resort investments, where he focused on U.S. and Caribbean acquisitions and third-party management contracts.
Mr. Willis also held positions with The Parker Company, an industry-leading firm supporting the opening of luxury hotels. Establishing the organization’s first international operation in the Asia/Pacific region in 1994, he directed the repositioning and opening of properties throughout the region and in the United States. By 2001, Mr. Willis led overall strategic planning, business development and investor relations, as well as integrating acquisitions among the firm’s operating entities. Mr. Willis began as an analyst and asset manager of hotel, residential and commercial properties for Japanese investment firm JDC America in Tokyo and in the U.S.
Mr. Willis received a Bachelor of Science in Business Administration from the University of Florida in 1989 and has completed professional programs at Cornell University’s Hotel School and Obirin University in Tokyo.
Jeremy Wegner — Senior Vice President and Chief Financial Officer
Mr. Wegner, age 40, is our Senior Vice President and Chief Financial Officer. He joined our Company on June 1, 2015. Mr. Wegner has a significant track record of involvement in more than $50 billion of mergers, acquisitions and equity and debt financings. Prior to joining the Company, he served as Vice President of Mergers and Acquisitions for Starwood Hotels & Resorts Worldwide from July 2012 to May 2015 where he was responsible for identifying and executing merger, acquisition and divestiture opportunities.
From September 2008 to June 2012, he was a Senior Vice President in the real estate investment banking group at Barclays Capital Inc., and from October 2001 to September 2008, he was a Senior Vice President in the real estate investment banking group at Lehman Brothers thus covering the lodging sector for over ten years. Mr. Wegner began his career as an analyst in the investment banking group at Credit Suisse in 1998. Mr. Wegner received a Bachelor of Arts degree in Economics from Brown University in 1998.

Trustee Independence
Our Corporate Governance Guidelines, which are available on our website at www.chathamlodgingtrust.com, require that a majority of our trustees be independent. Our Board of Trustees has adopted the categorical standards prescribed by the New York Stock Exchange (the “NYSE”) to assist the Board of Trustees in evaluating the independence of each trustee. The categorical standards describe various types of relationships that could potentially exist between a trustee and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and as the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between our Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•
a trustee who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•
a trustee who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from our Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•
(i) a trustee who is or whose immediate family member is a current partner of a firm that is our Company’s internal or external auditor; (ii) a trustee who is a current employee of such a firm; (iii) a trustee who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our Company’s audit within that time;

•
a trustee who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of our Company’s present executives at the same time serves or served on that company’s compensation committee; or

•
a trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Trustees has determined that the following members of our Board of Trustees are independent: Miles Berger, Thomas J. Crocker, Jack P. DeBoer, Glen R. Gilbert, C. Gerald Goldsmith, Robert Perlmutter, Rolf E. Ruhfus and Joel F. Zemans. We presently have nine trustees, including these eight independent trustees. After the Annual Meeting, we will have eight trustees (seven of whom will be independent trustees), including all of the above mentioned trustees but Mr. Zemans who is not seeking reelection and will retire at the end of his term.
Committees of the Board
Our Board of Trustees has established an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, and has adopted charters for each of these committees which are available on our website at www.chathamlodgingtrust.com. Pursuant to these charters, the composition of each committee is required to comply with the listing standards and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees is comprised exclusively of independent trustees, as defined by the listing standards of the NYSE then in effect. In 2015, the Audit Committee met four times, the Compensation Committee met three times, and the Nominating and Corporate Governance Committee met three times.
Audit Committee
Our Audit Committee consists of Messrs. Gilbert (Chair), Berger and Zemans. The Nominating and Corporate Governance Committee has recommended, and the Board of Trustees has approved, the appointment of Mr. DeBoer as a member of the Audit Committee effective upon Mr. Zemans’ retirement. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

Mr. Gilbert, an independent trustee, is the Chair of our Audit Committee and our Board of Trustees has determined that he is an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).
Compensation Committee
Our Compensation Committee consists of Messrs. Goldsmith (Chair), Berger and Zemans. The Nominating and Corporate Governance Committee has recommended, and the Board of Trustees has approved, the appointment of Mr. Perlmutter as a member and Chairman of the Compensation Committee effective upon Mr. Zemans’ retirement. Mr. Goldsmith will continue as a member of the Compensation Committee. The Compensation Committee determines compensation for our executive officers and trustees, administers our Equity Incentive Plan, produces an annual report on executive compensation for inclusion in our Annual Meeting proxy statement and publishes an annual committee report for our shareholders.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Messrs. Crocker (Chair) and Goldsmith. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the Annual Meeting. It also periodically prepares and submits to the Board for adoption the committee’s selection criteria for trustee nominees. As provided in our Corporate Governance Guidelines (which are available on our website at www.chathamlodgingtrust.com), the Nominating and Corporate Governance Committee conducts an annual review of the Board with respect to the composition of the Board as a whole and the diversity, age and skills of its members. It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of the Board of Trustees’ performance as a whole and of the committees and individual trustees and reports thereon to the board. Shareholders may make recommendations of potential trustee nominees to the Nominating and Corporate Governance Committee, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401. Such communications should include information both on the recommending shareholder and the recommended trustee nominee so the Nominating and Corporate Governance Committee may have adequate information for evaluation by our Board or our Nominating and Corporate Governance Committee. Nominees recommended by shareholders will be evaluated in the same manner as those recommended by the Nominating and Corporate Governance Committee.

Shareholder Advisory Resolutions
During our 2015 annual meeting of shareholders, shareholders voted on an advisory, non-binding resolution to approve executive compensation (“Say on Pay”) with approximately 97% of votes cast at that meeting in favor of the Company’s executive compensation. After the 2011 Annual Meeting, the Company announced its decision to hold the Say on Pay vote on an annual basis unless and until circumstances warrant a vote on a different timetable.

Code of Business Conduct
We have adopted a corporate code of ethics relating to the conduct of our business by our employees, officers and trustees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business. A copy of this Code of Business Conduct may be obtained at no charge by sending a written request to the Corporate Secretary, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401. The Code of Conduct is available on our website at www.chathamlodgingtrust.com. If the Company makes any amendments to this code (other than technical, administrative or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the Company’s Chief Executive Officer, Chief Financial Officer or Controller, we will disclose (on our website or in a Current Report on Form 8-K filed with the SEC) the nature of the amendment or waiver, its effective date and to whom it applies.

Policy on Voting Regarding Trustees
Our Board of Trustees has adopted a policy on voting regarding trustees that requires, at any meeting of shareholders at which members of the Board of Trustees are to be elected by the shareholders in an uncontested election, any nominee for trustee who receives a greater number of votes “withheld” from his or her election than votes “for” election will submit to the Board, no later than two weeks after the certification of the voting results, a written offer to resign from the Board of Trustees. An uncontested election is one in which the number of individuals who have been nominated for election as a trustee is equal to, or less than, the number of trustees to be elected.
The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board of Trustees whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include (i) any stated reason or reasons why shareholders cast “withheld” votes for the trustee, (ii) the qualifications of the trustee and (iii) whether the trustee’s resignation from the Board of Trustees would be in our best interest and the best interests of our shareholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate, which may include (i) continued service by the trustee until the next relevant meeting of shareholders, (ii) an undertaking to seek a replacement trustee, or (iii) rejecting the resignation offer coupled with committing to seek to address the underlying cause or causes of the majority-withheld vote.
The Board of Trustees will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board of Trustees will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board of Trustees deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board of Trustees.
Any trustee who offers to resign as provided above shall not participate in the Nominating and Corporate Governance Committee’s or the Board of Trustees’ consideration of whether to accept his or her resignation offer.
If a trustee’s resignation offer is accepted by the Board of Trustees, the Nominating and Corporate Governance Committee will recommend to the Board of Trustees whether to fill the vacancy created by such resignation or to reduce the number of trustees constituting the Board of Trustees. The Board of Trustees will determine the treatment of any compensation due or payable to the resigning trustee.
If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations as described above, the trustees whom the Board of Trustees has affirmatively determined to be independent in accordance with the applicable listing standards of the NYSE, and who were not required to offer their resignations, will appoint a special committee of the Board of Trustees to consider the resignation offers and whether to accept the resignation offers, as otherwise described above.
We will disclose publicly the Board of Trustees’ decision, the process by which the decision was made and, if applicable, the reasons for rejecting a resignation offer, in a Current Report on Form 8-K filed with the SEC.

Strong Corporate Governance Practices
We have made strong corporate governance a priority. The following table highlights some of the key elements of our corporate governance practices.

Corporate Governance Highlights

☑ Majority voting policy	☑ No trustee attended < 75% of the Board/Committee meetings in 2015

☑ CEO Succession Plan	☑ Declassification of the temporarily classified Board to be completed in 2017

☑ No shareholder rights plan or “poison pill”	☑ Policy prohibiting hedging or pledging of our stock

☑ 8 of our 9 trustees are independent	☑ Compensation “clawback” policy

☑ Lead independent trustee (Mr. Berger)	☑ Strong pay-for-performance philosophy

☑ All standing committees consist solely of independent trustees	☑ Adopted guidelines for self-evaluation of the Board, the Committees of the Board, and each trustee

☑ Regular executive sessions of independent trustees	☑ Comprehensive Code of Business Conduct and Corporate Governance Guidelines

☑ Stock ownership guidelines for trustees and executive officers
Execution of the Company’s Business Plan
Although 2015 was a challenging year for virtually all publicly traded lodging REIT investors, fundamentals within the lodging industry remained favorable and the Company achieved many significant accomplishments including the following:

◦	increased its annual dividend by 29 percent to $1.20 per share from $0.93 per share, marking the fifth consecutive year of dividend increases;

◦	solidified its balance sheet, successfully closing on a new, unsecured $250 million senior revolving credit facility that can be expanded to $400 million and matures in late 2020;

◦	increased adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) by 50 percent over the prior year;

◦	grew adjusted funds from operations (“FFO”) by 59 percent and adjusted FFO per share by 20 percent over the prior year;

◦	raised approximately $121 million in an underwritten offering of the Company's common shares in early 2015, using proceeds to reduce leverage and partially fund four hotel acquisitions;

◦
acquired four hotels in San Diego and Los Angeles, Calif., Boston, Mass., and Fort Lauderdale, Fla., for approximately $190 million, increasing our hotel investments by approximately 16 percent and expanding our wholly owned portfolio room count by 11 percent over the prior year; and

◦
realized a gain of $3.6 million on the sale of our 5 percent joint venture interest in the Residence Inn by Marriott Torrance, Calif., and provided our investors with a special dividend of $0.08 per share in January 2016.

We achieved solid operating performance results in our wholly owned portfolio of 38 hotels comprising 5,678 rooms in 2015. For our wholly owned portfolio, revenue per available room (“RevPAR”) rose by 5.8 percent to $131 in 2015, driven by an increase in average daily rate of 5.7 percent. RevPAR growth was 8.2 percent in 2014, 4.6 percent in 2013 and 8 percent in 2012.
Industry-wide RevPAR growth was 6.3 percent in 2015, and within Chatham’s upscale segment, RevPAR growth was 5.6 percent, which on a historical-basis, represents strong growth. Fundamental supply/demand remained highly favorable in 2015 to hotel owners with demand increasing by 2.9 percent versus a modest 1.1 percent rise in room supply. New supply remains well below historical levels, creating a favorable outlook for the lodging industry in 2016. Smith Travel Research estimates demand growth will rise 2.3 percent and supply growth will increase just 1.7 percent in 2016.

Our recently acquired hotels drove our overall portfolio RevPAR growth due in large part to our management team's ability to significantly enhance revenues and margins. As part of our acquisition strategy, we focus on acquiring hotels in markets where RevPAR growth is projected to be higher than our current portfolio. During 2015, we acquired four hotels in San Diego, California, Los Angeles (Marina del Rey), California, Boston , Massachusetts and Fort Lauderdale, Florida, all of which are attractive lodging markets. RevPAR at the four acquired hotels rose 5.9 percent for the year, and we expect RevPAR for these hotels to grow at a similar rate in 2016. The nine hotels acquired in 2014 also generated solid RevPAR growth of 8.9 percent, benefiting from enhanced revenue management strategies.
RevPAR at our four Silicon Valley hotels grew 10.0 percent to $182 with occupancy of approximately 84 percent in 2015. After careful analysis, we are moving forward with the room expansion and public space upgrades at three of our four Silicon Valley hotels and expect the tower in Mt. View to be completed in the 2016 second quarter. The expansion of our two Sunnyvale, California locations will commence later in 2016 and we expect the expansions to be completed by the end of 2017. We project that these expansions will generate very attractive returns in one of the best lodging markets in the country.
As asset managers, we work closely with our hotel management companies to pursue strategies aimed at increasing margins and driving higher profits. During 2015, we enhanced operating margins by 160 basis points to 49.9 percent. Our hotel EBITDA margins improved 130 basis points to 43.1 percent. As RevPAR growth is expected to slow somewhat in this phase of the economic cycle, we believe we are well prepared to adjust quickly to changing market conditions.
In 2015, Adjusted EBITDA rose 50 percent to $126.5 million, adjusted FFO grew 59 percent to $87.6 million, and adjusted FFO per share advanced 20 percent to $2.29 per share, driven primarily by rising margins, acquisitions and lower debt service costs.
Public lodging REITs experienced slower acquisition activity in 2015. We followed a strong acquisition year in 2014, when we purchased $500 million of hotel real estate, with the acquisition of four hotels for approximately $190 million in 2015. Although the acquisition volume was lower, we did increase our hotel investments by approximately 16 percent and expand our wholly owned portfolio room count by 11 percent. The four hotels, comprising 560 rooms acquired in 2015, are:

◦	240-room Residence Inn by Marriott San Diego Downtown Gaslamp Quarter, California;

◦	81-room Residence Inn by Marriott Boston (Dedham), Massachusetts;

◦	105-room Residence Inn by Marriott Fort Lauderdale Intracoastal / Il Lugano, Florida; and

◦	134-room Hilton Garden Inn Marina del Rey, California.
Despite our significant growth in recent years, our balance sheet remains strong and is highlighted by a leverage ratio of 41 percent, down from 44 percent in 2014. The weighted average interest rate on our borrowings for the 2015 fiscal year was 4.4 percent, and the weighted average maturity date for our fixed rate debt is January 2024.
During 2015, we opportunistically accessed the equity capital markets to raise $121 million in an underwritten public offering of our common shares. The proceeds were used to partially fund our four hotel acquisitions during 2015.
In addition, we completed a new $250 million senior unsecured revolving credit facility during the fourth quarter of 2015. The facility size was expanded by $75 million with an option to by expand another $150 million while decreasing our borrowing costs by approximately 85 basis points based on our current leverage level. It also provides us the flexibility to acquire up to $75 million of our own shares if we were to implement a repurchase program.
In December of 2015, we sold our 5 percent joint venture interest in the Residence Inn by Marriott Torrance, Calif., and realized a gain on the sale of approximately $3.6 million which generated a rate of return of 94 percent. Due, in part to this disposition, our board of trustees declared a special, one-time common dividend of $0.08 per share at the end of 2015.
We invested $50 million in 2014 for an approximate 10 percent interest in two joint ventures with NorthStar that own an aggregate of 95 hotels comprising 12,498 rooms. The two joint venture transactions provide us with partial ownership in approximately $2 billion of hotels. The two joint ventures comprised approximately 11 percent of our adjusted FFO per share in 2015.
After a 25 percent increase to our monthly dividend in 2015, our Board of Trustees approved in February 2016 another 10 percent increase in our monthly dividend from $0.10 per share to $0.11 per share. On an annualized basis, the dividend will increase by $0.12 per share to $1.32 per share. This year will mark the sixth consecutive year that we have raised our dividend.
Compensation Committee Interlocks and Insider Participation
None of the trustees serving on our Compensation Committee is or has ever been one of our officers or employees, nor have any of our trustees serving on our Compensation Committee entered into any transaction with us with a value in excess of $120,000. None of our executive officers, and no trustee serving on our Compensation Committee, serve as a member of the board of trustees (or board of directors) or compensation committee of any entity that has one or more executive officers serving on our Board of Trustees.

Trustee Compensation
For service to the Company in 2015, each of our independent trustees was paid a trustee’s fee of $100,000. The trustees who serve as our lead independent trustee, Audit Committee Chairman, Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman were paid an additional cash fee of $10,000, $10,000, $7,500 and $5,000, respectively. Trustees’ fees, other than the additional fees paid for service as the lead trustee or Chairman of one of our committees, are paid one-half in cash and one-half in our common shares, although each trustee may elect to receive up to all of such fees in the form of our common shares. In January 2016, common share grants were made to each independent trustee for the common share component of their 2015 Board compensation. Trustees who are employees of the Company receive no additional compensation as trustees. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

The following table sets forth information with respect to the compensation of our independent trustees for 2015.

Name(1)	Fees Earned or Paid in Cash ($)	Share Awards ($) (2)	Total
Miles Berger	60,000	50,000	110,000
Thomas J. Crocker	5,000	100,000	105,000
Jack P. DeBoer	__	100,000	100,000
Glen R. Gilbert	60,000	50,000	110,000
C. Gerald Goldsmith	57,500	50,000	107,500
Robert Perlmutter	—	100,000	100,000
Rolf E. Ruhfus	50,000	50,000	100,000
Joel F. Zemans	50,000	50,000	100,000

(1)
Mr. Fisher, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and does not receive additional compensation for his service as a trustee. All of the compensation paid to Mr. Fisher for the services he provides to us is reflected in the Summary Compensation Table located elsewhere in this proxy statement.

(2)
Amounts reflect the full grant date fair value of common shares granted during 2015, calculated in accordance with ASC 718. Under our 2011 Equity Incentive Plan, as amended and restated in 2013 (our “Equity Incentive Plan”), we granted 2,408 common shares in January 2016 to each of our independent trustees as one-half of the trustee’s annual fee and 4,816 common shares to Messrs. Crocker, DeBoer and Perlmutter who each elected to receive his entire trustee fee in common shares. See “Trustee Compensation” above.

Narrative Disclosure to Trustee Compensation Table
Our compensation policies and practices for our independent trustees are described above under “Trustee Compensation”.
Shareholder Communications to the Board
Shareholders may contact an individual trustee, the Board as a group, or a specified Board committee or group, including the non-employee trustees as a group, at the following address: Corporate Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401 Attn: Board of Trustees. The Company will receive and process communications before forwarding them to the addressee. Trustees generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.
Meeting Attendance
During the Company’s last fiscal year, the Company’s Board of Trustees met ten times. All members of the Board attended 75% or more of the Board meetings and meetings of the committees on which he served either in person or by conference call. As set forth in our Corporate Governance Guidelines, trustees are invited and encouraged to attend meetings of shareholders. Seven of our trustees attended last year’s annual meeting of shareholders in person and the other two trustees attended telephonically.

Leadership Structure and Risk Oversight
Management is responsible for the day-to-day management of risks we face. The Board of Trustees has overall responsibility for overseeing risk management with a focus on the more significant risks facing the Company. Our Audit Committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our Nominating and Corporate Governance Committee oversees corporate governance risks and our Compensation Committee oversees risks relating to remuneration of our officers and employees. The Compensation Committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.
At each quarterly meeting of the Audit Committee, a portion of the meeting is devoted to reviewing material credit risks, our loan portfolio, status of foreclosure and similar proceedings, status of the properties in our real estate portfolio and other matters which might have a material adverse impact on current or future operations, and, as required, the Audit Committee reviews risks arising from related party transactions. In addition, at each meeting of the Audit Committee, our Chief Financial Officer, as well as the independent accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to compliance by our employees with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the Audit Committee in overseeing the risks related to our financial statements and the financial reporting process. At each meeting of the Board of Trustees, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the Audit Committee.
Mr. Fisher serves as both our Chairman and our Chief Executive Officer. Mr. Berger has been appointed lead independent trustee. We believe that it is in the best interests of our shareholders for Mr. Fisher to serve as both our Chairman and our Chief Executive Officer because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We also believe that appointing an independent trustee to serve as lead independent trustee, to preside over executive sessions of the Board and providing the opportunity for all trustees to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer also serve as our Chairman may cause management to have undue influence on our Board of Trustees. As lead independent trustee, Mr. Berger presides at all meetings of the Board of Trustees at which the Chairman of the Board is not present, has the authority to call meetings of the independent trustees and has such other duties as the Board of Trustees may determine from time to time.
The Board of Trustees takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers who are responsible for the Company’s day-to-day risk management practices present to the Board of Trustees a comprehensive report on the material risks to the Company, including credit risk, liquidity risk and operational risk. At that time, the management team also reviews with the Board of Trustees the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board of Trustees may delegate specific risk management tasks to management or a committee. Throughout the year, management monitors the Company’s risk profile and updates the Board of Trustees as new material risks are identified or the aspects of a risk previously presented to the Board of Trustees materially change. The Audit Committee also actively monitors risks to the Company throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full Board’s consideration.

PRINCIPAL SHAREHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 15, 2016 by (i) each of our trustees, (ii) each of our named executive officers, (iii) each holder known to us to own more than 5% of our common shares based upon filings made with the SEC and (iv) all of our trustees and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;

•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the person has the right to acquire within 60 days (such as restricted common shares that are scheduled to vest within 60 days).
Unless otherwise indicated, the address of each named person is 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. No shares beneficially owned by any executive officer or trustee have been pledged as security.

Name of beneficial owner	Common Shares Beneficially Owned (1)		Percent of Class
The Vanguard Group	4,276,521	(2)	11.2%
BlackRock, Inc.	3,337,273	(3)	8.7%
Prudential Financial, Inc.	2,964,598	(4)	7.7%
Vanguard Specialized Fund — Vanguard REIT Index Fund	2,755,155	(5)	7.2%
Jeffrey H. Fisher	875,787	(6)	2.3%
Dennis M. Craven	105,301		*
Peter Willis	95,211		*
Robert Perlmutter	31,028		*
Jack P. DeBoer	25,186		*
Miles Berger	23,995		*
Joel F. Zemans	22,995		*
Thomas J. Crocker	21,686		*
Glen R. Gilbert	17,995		*
Rolf E. Ruhfus	17,995		*
C. Gerald Goldsmith	16,763	(7)	*
Jeremy Wegner	8,949		*
All executive officers and trustees as a group (12 persons)	1,262,891		3.3%

* Represents less than 1% of our common shares outstanding.

(1)
The number of common shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The numbers of common shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table are current as of the date of the filing of their Schedules 13G. The number of common shares held by our trustees and executive officers, and all of the percentages shown in this table, are calculated as of March 15, 2016 based on 38,338,990 common shares outstanding.

(2)
The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, a Pennsylvania corporation (“Vanguard”), and affiliates reporting ownership of these shares as of December 31, 2015. Vanguard has sole voting power over 102,173 common shares, shared voting power over 31,600 common shares, sole dispositive power over 4,196,195 common shares, and shared dispositive power over 80,326 common shares. Vanguard has its principal business office at: 100 Vanguard Blvd., Malvern, PA 19355.

(3)
The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock, Inc., a Delaware corporation (“BlackRock”), and affiliates reporting ownership of these common shares as of December 31, 2015. BlackRock has sole voting power over 3,166,176 common shares, shared voting power over no common shares, sole dispositive power over 3,337,273 common shares, and shared dispositive power over no common shares. BlackRock has its principal business office at: 55 East 52nd Street, New York, New York 10055.

(4)
The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 3, 2016 by Prudential Financial, Inc., a New Jersey corporation (“Prudential”), and affiliates reporting ownership of these common shares as of December 31, 2015. Prudential has sole voting power over 143,078 common shares, shared voting power over 2,821,520 common shares, sole dispositive power over 143,078 common shares, and shared dispositive power over 2,821,520 common shares. Included in Prudential’s totals are 2,717,815 held by its subsidiary, Jennison Associates LLC. Prudential has its principal business office at: 751 Broad Street, Newark, New Jersey 07102.

(5)
The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 9, 2016 by Vanguard Specialized Funds — Vanguard REIT Index Fund, a Delaware statutory trust (“Vanguard Index Fund”), and affiliates reporting ownership of these common shares as of December 31, 2015. Vanguard Index Fund has sole voting power over 2,755,155 common shares, shared voting power over no common shares, sole dispositive power over no common shares, and shared dispositive power over no common shares. Vanguard Index Fund has its principal business office at: 100 Vanguard Blvd., Malvern, PA 19355.

(6)	This amount includes 100 common shares owned by Jeffrey Fisher Marital Trust. Mr. Fisher disclaims beneficial ownership of those shares.
(7)
Mr. Goldsmith has sole voting power over 4,033 common shares, shared voting power over 12,730 common shares, sole dispositive power over 4,033 common shares, and shared dispositive power over 12,730 common shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
We pay base salaries and annual bonuses and make grants of awards under our Equity Incentive Plan to certain of our officers. Awards under our Equity Incentive Plan are granted to provide performance and retention incentives to these individuals based on factors such as the desire to retain such officers’ services over the long-term, aligning such officers’ interest with those of our shareholders, incentivizing such officers over the near-, medium- and long-term, and rewarding such officers for exceptional performance. In addition, our Compensation Committee may determine to make awards to new executive officers to help attract them to the Company.
Our compensation program for our named executive officers, Messrs. Fisher, Craven, Willis and Wegner, consists of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonus awards;

•	Long-term incentives, in the form of both time-based and performance-based restricted share and long-term incentive plan (“LTIP”) unit awards;

•	Health and welfare benefits; and

•	Severance arrangements under the executives’ employment agreements.
Role of the Compensation Committee in Compensation Decisions
The Compensation Committee has primary responsibility for setting and approving (either as a committee or together with the Company’s other independent trustees as directed by the Board of Trustees) the compensation of our Chief Executive Officer and reviewing and approving the compensation for our other executive officers in a manner that is effective and consistent with our overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our executive officers. As part of its process for reviewing the performance of our executive officers, the Compensation Committee has considered the recommendations of a compensation consultant engaged by the Compensation Committee. The Compensation Committee also makes recommendations to the Board of Trustees with respect to the Company’s incentive-compensation plans and equity-based plans, and performs the administrative functions assigned to it under such plans.
 Historically, the Compensation Committee has reviewed compensation levels for our executive officers near the beginning of each calendar year in determining base salaries and budgeted amounts for total compensation for the new fiscal year, and then meets again near the end of such fiscal year to review the actual performance of our company and executive officers, at which time it typically makes determinations with respect to annual cash bonuses and long-term equity incentive compensation in the form of time-based and performance based restricted shares and/or LTIP units. As part of its annual review of the compensation paid to our executive officers, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance, the experience level of the executive in his or her current position, unique skills, future potential, internal pay equity, the compensation levels of competitive jobs within our peer group (further explained below), our financial performance and financial condition, the execution of our business strategies, the impact of compensation determinations on our fiscal budgets and certain other factors. These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon the compensation element, market conditions, corporate priorities and individual circumstances.
At our 2015 annual meeting of shareholders, our shareholders were provided the opportunity to cast votes to approve a non-binding advisory resolution on executive compensation. This advisory vote was approved by 97% of shares voted and supported the Compensation Committee’s decisions with respect to 2014 and 2015 executive compensation.
The Compensation Committee also reviews and approves annually the compensation of our independent trustees. In setting independent trustee compensation, our Board of Trustees generally considers the compensation practices and levels for directors paid by our peer group and by other lodging REITs, as well as the expected time commitment from the independent trustees in such year.

Role of Compensation Consultants in Compensation Decisions
For 2014, 2015 and 2016, the Compensation Committee engaged an independent compensation consultant, FTI Consulting (the “Compensation Consultant”), to prepare a report recommending compensation levels for our named executive officers as compared with a peer group of 13 companies, primarily hotel REITs that are recognized as leading hotel REITs with similar strategies and investors and whose equity market capitalization were similar to the Company’s. The Compensation Committee has determined that the Compensation Consultant meets the criteria for an independent consultant in accordance with SEC guidelines for such services.
The companies comprising our peer group are:
Executive Compensation Peer Group

	Ticker Symbol	Implied Equity Market Capitalization (as of November 12, 2015) (1)
Ashford Hospitality Trust	AHT	$1.35 billion
Chesapeake Lodging Trust	CHSP	$1.66 billion
Choice Hotels International Inc.	CHH	$2.99 billion
Diamondrock Hospitality Company	DRH	$2.29 billion
Felcor Lodging Trust Inc.	FCH	$1.17 billion
Hersha Hospitality Trust	HT	$1.18 billion
LaSalle Hotel Properties	LHO	$3.31 billion
Pebblebrook Hotel Trust	PEB	$2.47 billion
RLJ Lodging Trust	RLJ	$3.16 billion
Ryman Hospitality Properties Inc.	RHP	$2.84 billion
Summit Hotel Properties, Inc.	INN	$1.15 billion
Sunstone Hotel Investors, Inc.	SHO	$3.02 billion
Xenia Hotels & Resorts, Inc.	XHR	$1.93 billion

(1)
Implied equity market capitalization is the market capitalization of common equity, assuming the conversion of all convertible security equity into common equity. Amounts as reported by SNL Financial as of November 12, 2015.

Elements of Named Executive Officer Compensation
Annual base salary
Base salary is designed to compensate our named executive officers throughout each year with a fixed component of compensation reflecting the executive’s experience, role, and responsibilities. Based on the recommendations of the Compensation Consultant, the Compensation Committee recommended and the full Board approved annual base salaries for 2015 for Messrs. Fisher, Craven, Willis and Wegner of $600,000, $375,000, $345,000 and $260,000 (pro-rated in Mr. Wegner’s case for the partial year period June 1, 2015 to December 31, 2015), respectively.
Annual cash bonus
Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on such individual’s performance. In connection with our annual cash bonus program, our Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of our business. For 2015, the Compensation Committee recommended, and the Board approved, that annual cash bonuses for Messrs. Fisher, Craven, Willis and Wegner remain at the same or lower levels as 2014 bonuses with awards of $1,000,000, $375,000, $345,000 and $260,000, respectively.

Share and Unit Awards
We have provided restricted share and LTIP unit awards pursuant to our Equity Incentive Plan in the past. Time-based equity awards are designed to foster equity ownership by our named executive officers in the Company and to align their interests with the long-term interests of our shareholders while also attracting and retaining key talent. Performance-based equity awards are tied to the performance of the Company and are designed to provide these key executives, who are primarily responsible for our growth and operations, with incentives to focus on long-term goals and enhancing shareholder value. The initial share price used for calculating the Company’s TSR for the 2015 grant is $18.04, which represents the closing sales price of our common shares the day prior to the grant date.
For 2015, the Compensation Consultant recommended awarding the Company’s named executive officers with a balanced equity compensation grant with (1) 65% of the award in the form of time-based LTIP units that vest ratably over a three-year period and (2) 35% of the award in the form of performance-based LTIP units that would vest ratably over a three-year performance period conditioned upon the Company achieving a total shareholder return of 8% per year. Based upon the Compensation Consultant’s recommendations, the Compensation Committee approved 2015 LTIP units awards (i.e., time-based and performance-based) for Messrs. Fisher, Craven, Willis and Wegner of $1,000,000, $375,000, $250,000 and $125,000, respectively.
2015 Outperformance Plan. On June 1, 2015, our Board of Trustees approved, as recommended by the Compensation Committee, compensatory arrangements related to a long-term, multi-year performance plan structured pursuant to the recommendation of our Compensation Consultant (the “2015 Outperformance Plan”). The 2015 Outperformance Plan is based on the attainment of absolute and relative total shareholder return (“TSR”) hurdles. TSR is utilized to directly link executive compensation with the interests of shareholders including by being subject to the same share price fluctuations as shareholders as opposed to other potential metrics like adjusted FFO or EBITDA. TSR is calculated to include both common share price appreciation and common share dividends paid during the applicable performance periods. Awards granted pursuant to the 2015 Outperformance Plan utilize Class A Performance LTIP units that can be earned as described below. The awards granted under the 2015 outperformance Plan were made on June 1, 2015 to Messrs. Fisher, Craven and Willis.
The awards granted pursuant to the 2015 Outperformance Plan are subject to two separate performance measurements, with 60% of the award (the "Absolute Award") based solely on the Company's TSR (the "Absolute TSR Component") and 40% of the award (the "Relative Award") measured by the Company's TSR (the "Relative TSR Component") relative to the other companies (the "Index Companies") that were constituents of the SNL US REIT Hotel Index (the "Index Companies") during the entire measurement period. Under the Absolute TSR Component, 37.5% of the Absolute Award is earned if the Company achieves a 25% TSR over the measurement period. That percentage increases on a linear basis with the full Absolute Award being earned at a 50% TSR over the measurement period. For TSR performance below 25%, no portion of the Absolute Award will be earned. Under the Relative TSR Component, 37.5% of the Relative Award is earned if the Company is at the 50th percentile of the Index Companies at the end of the measurement period. That percentage increases on a linear basis with the full Relative Award earned if the Company is at the 75th percentile of the Index Companies at the end of the measurement period. If the Company is below the 50th percentile of the Index Companies at the end of the measurement period, no portion of the Relative Award will be earned.
Awards earned under the 2015 Outperformance Plan will vest 50% at the end of the three-year measurement period on June 1, 2018 and 25% each on the one-year and two-year anniversaries of the end of the three-year measurement period, or June 1, 2019 and 2020, respectively, provided that the recipient remains employed by the Company through the vesting dates. In the event of a Change in Control (as defined in the executive officers’ employment agreements), Plan awards will be earned contingent upon the attainment of a pro rata TSR hurdle for the Absolute Award and achievement of the relative TSR percentile for the Relative Award based upon the in-place formula and using the Change of Control as the end of measurement period. Vesting continues to apply to awards earned upon a Change of Control, subject to full acceleration upon Termination Without Cause or Resignation for Good Reason (each as defined in such named executive officer’s employment agreement) within 18 months of the Change of Control.
The initial share price used for calculating the Company’s TSR under the 2015 Outperformance Plan is $27.98, which represents the Company’s 5-trading day trailing average stock price through May 29, 2015. To determine if the 2015 Outperformance Plan parameters have been satisfied at the end of the measurement period for the Absolute TSR Component, the Company's stock price will be based on the highest consecutive 30-trading day trailing average closing stock price achieved within the final 120 days of such period. To determine if the 2015 Outperformance Plan parameters have been satisfied at the end of the measurement period for the Relative TSR component, the Company's performance relative to the Index Companies will be computed using average TSR data (prepared by a third party on a consistent basis across all Index companies) through each day of the consecutive 30-trading day period within the final 120 days of such period that results in the highest level of achievement of the Relative TSR Component.

Prior to vesting, the named executive officers will (i) not be entitled to vote the Class A Performance LTIP units and (ii) will be paid an amount that is 10% of distributions made on the common units of partnership interests of Chatham Lodging, L.P. (“our operating partnership”) as and when our operating partnership makes such distributions. To the extent any of the Class A Performance LTIP units become vested, our operating partnership will pay to the named executive officer owning such vested units a special distribution on the date that such units become vested in an amount equal to (x) the aggregate amount of distributions that would have been received on such vested Class A Performance LTIP unit had the limitation described in (ii) above not applied, minus (y) the aggregate amount of distributions previously received pursuant to (ii) above on all Class A Performance LTIP units that were issued to the named executive officer on the date thereof, including any Class A Performance LTIP units that did not vest as of the date thereof. Other than the distributions described above, no cash amount will be paid with respect to any of the Class A Performance LTIP units that do not become vested.
LTIP units are a special class of partnership interests in our operating partnership. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same monthly per unit profit distributions as common units of our operating partnership, which profit distribution will generally equal per share dividends on our common shares. This treatment with respect to monthly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with common units of our operating partnership with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of common unit. Upon equalization of the capital accounts of the holders of LTIP units with the holders of common units, the LTIP units will achieve full parity with common units of our operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of common units, including exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive officer will realize for a given number of vested LTIP units will be less than the value of an equal number of our common shares. Class A Performance LTIP units are a specific class of LTIP units of our operating partnership. The vesting period for any Class A Performance LTIP units, if any, will be determined at the time of issuance. Vested Class A Performance LTIP units enjoy all the rights of vested LTIP units, including with respect to distributions and conversions. Unvested Class A Performance LTIP units may not be voted and received limited distributions from our operating partnership as discussed in the above paragraph.
Retirement savings opportunities. We have established and plan to maintain a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). All eligible employees are able to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, which allows such employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Our 401(k) Plan is intended to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. We match employees’ annual contributions, within prescribed limits, dollar for dollar up to 3% of each employee’s compensation contributed and 50% of each employee’s contributions above such 3% threshold, up to 5% of such employee’s compensation. The employee matching contributions vest immediately to the employee.
Health and welfare benefits. We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees.
Post-termination pay. As described more fully under “Employment Arrangements” and “Potential Payments upon Termination or Change in Control” below, we have entered into employment agreements with each of our named executive officers that provide these officers with compensation if they are terminated without “cause,” they leave the Company with “good reason” (each as defined in the applicable employment agreement) or their employment terminates in certain circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our named executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Company. In 2014, the Compensation Committee recommended, and the Board of Trustees approved, increasing the multiples for Messrs. Craven and Willis from two times to three times after concluding their multiples were not on market terms as those of similarly situated executives at peer companies.
Clawback policy. The Board of Trustees has adopted a compensation clawback policy that contains terms to ensure that our executive officers are not unduly enriched in the event of a financial restatement. If the Company is required to restate its financial statements due to material non-compliance with any financial reporting requirement under the securities laws, each executive officer may be required to reimburse or forfeit any incentive compensation received by such executive officer if such executive officer engaged in fraud, intentional misconduct or illegal behavior that caused or contributed to such restatement. The amount to be reimbursed or forfeited will be the amount of the excess of the incentive compensation paid, awarded or otherwise due to such executive officer based on the erroneous financial data over the incentive compensation that would have been paid to such executive had it been based on the restated results, as determined by the Board of Trustees in its sole discretion.

REPORT OF THE COMPENSATION COMMITTEE
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Gerry Goldsmith (Chairman) Miles Berger Joel Zemans

Summary Compensation Table

Name and Principal Position	Year	Base Salary	Bonus(1)	Share Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total

Jeffrey H. Fisher	2015	$600,000	$1,000,000	$2,142,726	---	---	$72,052	$3,814,778
Chairman, President & Chief Executive Officer	2014	$500,000	$1,000,000	$1,101,000	---	---	$80,829	$2,681,829
	2013	$450,000	$900,000	$917,500	---	---	$73,215	$2,340,715

Dennis M. Craven	2015	$375,000	$375,000	$1,063,843	---	---	$33,902	$1,847,745
Executive Vice President & Chief Operating Officer	2014	$335,000	$400,000	$458,750	---	---	$37,332	$1,231,082
	2013	$315,000	$315,000	$321,125	---	---	$36,652	$987,777

Peter Willis	2015	$345,000	$345,000	$529,550	---	---	$26,930	$1,246,480
Executive Vice President & Chief Investment Officer	2014	$335,000	$315,000	$275,250	---	---	$33,918	$959,168
	2013	$315,000	$315,000	$275,250	---	---	$33,227	$938,477

Jeremy Wegner	2015	$149,000(4)	$260,000	$366,853	---	---	$74,369	$850,222
Senior Vice President & Chief Financial Officer

(1)
Any bonus awards are determined at the sole discretion of our Compensation Committee and our Board of Trustees based on the implementation of our business plan and such other factors as the Compensation Committee and the Board may deem appropriate. Amounts for each year were awarded early in the following year.

(2)
Reflects grant date fair value of time-based and performance-based LTIP units or restricted share awards to the named executive officers. As part of our 2013 and 2014 compensation, restricted shares were awarded to Messrs. Fisher, Willis and Craven with half of the award to be payable in time-based restricted shares and half of the award to be paid in the form of performance-based restricted shares. For the 2013 share grants, which were awarded in January 2014 and included in the table as 2013 compensation, Mr. Fisher was granted 23,555 time-based restricted shares, Mr. Willis was granted 7,852 time-based restricted shares and Mr. Craven was granted 9,422 time-based restricted shares. The 2013 share awards also included performance-based restricted share awards valued at $500,000 to Mr. Fisher, $150,000 to Mr. Willis, and $175,000 to Mr. Craven, however, those amounts have been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2013 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions. For the 2014 share grants, which were awarded in January 2015 and included in the table as 2014 compensation, Mr. Fisher was granted 19,275 time-based restricted shares, Mr. Willis was granted 4,821 time-based restricted shares and Mr. Craven was granted 8,031 time-based restricted shares. The 2014 share awards also included performance-based restricted share awards valued at $600,000 to Mr. Fisher, $150,000 to Mr. Willis, and $250,000 to Mr. Craven, however, those amounts have been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2014 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions. As part of our 2015 compensation program, our Board of Trustees approved two separate LTIP unit award grants. The first LTIP unit award grants were made in June 2015 under our 2015 Outperformance Plan, pursuant to which Messrs. Fisher, Craven and Willis received 89,817, 53,157 and 21,996 Class A Performance LTIP units, respectively. Those grants have been valued at 35% of the maximum award due to the inherent risk of not attaining the necessary performance objectives for the Class A Performance LTIP units to vest. See “Compensation Discussion and Analysis—2015 Outperformance Plan” for a description of the vesting and performance conditions. The second LTIP unit award grants for 2015, awarded in January 2016, were comprised of time-based LTIP units of 36,030 to Mr. Fisher, 13,512 to Mr. Craven, 9,009 to Mr. Willis and 4,506 to Mr. Wegner and Class A Performance LTIP units valued at $350,000 to Mr. Fisher, $131,250 to Mr. Craven, $87,500 to Mr. Willis, and $43,750 to Mr. Wegner in 2016, however, those amounts have been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the LTIP units to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2015 Performance-Based Class A Performance LTIP Unit Awards” for a description of the vesting and performance conditions. All time-based restricted common share awards and time-based LTIP unit awards vest ratably over the first three anniversaries of the date of grant. Amounts were calculated in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC Topic 718.

(3)
Amounts reported in this column include distributions paid on unvested restricted shares and LTIP units, life, health and dental premiums paid by the Company on behalf of the named executive officers, and matching contributions to the 401(k) accounts of Messrs. Fisher, Willis and Craven as follows: $10,200 each in 2013, $10,400 each in 2014, and $10,600 each in 2015. In 2015, Mr. Wegner also received $65,000 in relocation expenses in connection with his employment commencing June 1, 2015.

(4)	Mr. Wegner received a $260,000 base salary for 2015 which was prorated for the period he actually was employed by the Company from June 1, 2015 through December 31, 2015.

Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted during calendar year 2015 to the named executive officers. The dollar amounts indicated under “Grant Date Fair Value” is the full fair value of each restricted share award computed in accordance with FASB Accounting Standards Codification Topic 718, which, with respect to the value of performance-based restricted share awards, is based on the probable outcome of the performance conditions as of the grant date of the award. All grants of plan-based awards set forth below have been issued pursuant to and from the Company’s Equity Incentive Plan.

				Estimated Possible Payout Under Equity Incentive Plan Awards (#)
Name	Grant Date	All Other Share Awards or Units		Minimum(3)	Target(4)	Maximum(5)		Grant Date Fair Value
Jeffrey H. Fisher	January 30, 2015	19,275	(1)					$606,584	(6)
	January 30, 2015			—		19,275	(2)	$606,584	(7)
	June 1, 2015(8)			—		89,817		$2,499,607	(9)
Dennis M. Craven	January 30, 2015	8,031	(1)					$252,274	(6)
	January 30, 2015			—		8,031	(2)	$252,274	(7)
	June 1, 2015(8)			—		53,157		1,479,359	(9)
Peter Willis	January 30, 2015	4,821	(1)					$151,717	(6)
	January 30, 2015			—		4,821	(2)	$151,717	(7)
	June 1, 2015(8)			—		21,996		612,149	(9)
Jeremy Wegner	June 1, 2015	8,949	(10)					$249,051	(11)

(1)
Reflects time-based restricted share awards granted in 2015 to Messrs. Fisher, Willis and Craven. These restricted share awards vest ratably over the first three anniversaries of the date of grant on January 30, 2016, 2017 and 2018.

(2)
Reflects performance-based restricted share awards that may be paid based on the attainment of certain performance thresholds. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2014 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions.

(3)
Represents the minimum amount payable pursuant to the performance-based awards. In the event the performance under these awards fail to meet or exceed the “target” level of performance required, none of the performance-based awards will be paid.

(4)	Assumes that performance meets the target level under the award.
(5)	Assumes that all performance-based awards vest due to the achievement of the maximum performance objectives under the award.
(6)	The grant date fair value of the time-based restricted share awards was calculated in accordance with ASC Topic 718 based on the closing sales price of our common shares of $31.47 on January 29, 2015.
(7)
The grant date fair value of the performance-based restricted share awards was calculated in accordance with ASC Topic 718 based on a the closing sales price of our common shares of $31.47 on January 29, 2015.

(8)
Reflects Class A Performance LTIP units granted on June 1, 2015 to each of these named executive officers under our 2015 Outperformance Plan. Our 2015 Outperformance Plan is a 5-year plan (three years of performance and two years of additional time-based vesting) with an estimated maximum award value of $7.0 million. See “Compensation Discussion and Analysis—2015 Outperformance Plan” for a description of the vesting and performance conditions.

(9)	The grant date fair value of the Class A Performance LTIP units was calculated in accordance with ASC Topic 718 based on the closing sales price for our common shares of $27.83 on May 29, 2015.
(10)	Reflects restricted share award to Mr. Wegner upon commencing employment with the Company. The share award vests ratably over the first three anniversaries of the date of grant.
(11)	The grant date fair value of the time-based restricted share awards was calculated in accordance with ASC Topic 718 based on the closing sales price of our common shares of $27.83 on May 29, 2015.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2015.

Name	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Shares or Units)(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Shares or Units) ($)
Jeffrey H. Fisher	42,804	(1)	$876,626
				7,851	(2)	$160,788
				15,678	(3)	321,085
				19,275	(4)	394,752
				89,817	(5)	1,839,452
Dennis M. Craven	16,659	(1)	$341,176
				3,140	(6)	$64,307
				5,488	(7)	112,394
				8,031	(8)	164,475
				53,157	(9)	1,088,655
Peter Willis	12,141	(1)	$248,648
				2,616	(10)	$53,576
				4,704	(11)	96,338
				4,821	(12)	98,734
				21,996	(13)	450,478
Jeremy Wegner	8,949	(14)	$183,276

(1)
Mr. Fisher received a time-based restricted common share grant of 23,555 shares on January 29, 2013 as part of his 2012 compensation package. Of this amount 7,851 shares were unvested on December 31, 2015 (although such unvested shares subsequently vested on January 29, 2016). Mr. Fisher received a time-based restricted common share grant of 23,517 shares on January 31, 2014 as part of his 2013 compensation package. Of this amount 15,678 shares were unvested on December 31, 2015 (with 7,839 shares having vested on January 31, 2016 and 7,839 shares vesting on January 31, 2017, provided Mr. Fisher remains employed with the Company as of such date. Mr. Fisher received a time-based restricted common share grant of 19,275 shares on January 30, 2015 as part of his 2014 compensation package, all of which were unvested and outstanding on December 31, 2015 (with 6,425 shares having vested on January 30, 2016, 6,425 shares vesting on January 30, 2017 and 6,425 shares vesting on January 30, 2018, provided Mr. Fisher remains employed with the Company as of such date. Mr. Craven received a time-based restricted common share grant of 9,422 shares on January 29, 2013 as part of his 2012 compensation package. Of this amount 3,140 shares were unvested on December 31, 2015 (although such unvested shares subsequently vested on January 29, 2016). Mr. Craven received a time-based restricted common share grant of 8,232 shares on January 31, 2014 as part of his 2013 compensation package. Of this amount 5,488 shares were unvested on December 31, 2015 (with 2,744 shares having vested on January 31, 2016 and 2,744 shares vesting on January 31, 2017, provided Mr. Craven remains employed with the Company as of such date. Mr. Craven received a time-based restricted common share grant of 8,031 shares on January 30, 2015 as part of his 2014 compensation package, all of which were unvested and outstanding on December 31, 2015 (with 2,677 shares having vested on January 30, 2016, 2,677 shares vesting on January 30, 2017 and 2,677 shares vesting on January 30, 2018, provided Mr. Craven remains employed with the Company as of such date. Mr. Willis received a time-based restricted common share grant of 7,852 shares on January 29, 2013 as part of his 2012 compensation package. Of this amount 2,616 shares were unvested on December 31, 2015 (although such unvested shares subsequently vested on January 29, 2016). Mr. Willis received a time-based restricted common share grant of 7,056 shares on January 31, 2014 as part of his 2013 compensation package. Of this amount 4,704 shares were unvested on December 31, 2015 (with 2,352 shares having vested on January 31, 2016 and 2,352 shares vesting on January 31, 2017, provided Mr. Willis remains employed with the Company as of such date. Mr. Willis received a time-based restricted common share grant of 4,821 shares on January 30, 2015 as part of his 2014 compensation package, all of which were unvested and outstanding on December 31, 2015 (with 1,607 shares having vested on January 30, 2016, 1,607 shares vesting on January 30, 2017 and 1,607 shares vesting on January 30, 2018, provided Mr. Willis remains employed with the Company as of such date. For purposes of calculating the market value of restricted common shares that have not vested, the market value per restricted common share is assumed to be $20.48, the closing sale price for our common shares on December 31, 2015.

(2)
Mr. Fisher received a performance-based restricted common share grant of 23,555 shares on January 1, 2013 as part of his 2012 compensation package. Of this amount, all but 7,851 shares had vested on December 31, 2015 (although such unvested shares subsequently vested on January 1, 2016 upon meeting performance thresholds). This table further assumes that conditions will be met so that performance-based shares will vest and thus are valued at $20.48 as well.

(3)
Mr. Fisher received a performance-based restricted common share grant of 23,517 shares on January 31, 2014 as part of his 2013 compensation package. Of this amount, all but 15,678 shares vested on December 31, 2015 (with 7,839 shares having vested on January 31, 2016 upon meeting performance thresholds and 7,839 shares vesting on January 31, 2017, provided performance thresholds are met and Mr. Fisher remains employed with the Company as of such date).

(4)
Mr. Fisher received a performance-based restricted common share grant of 19,275 shares on January 30, 2015 as part of his 2014 compensation package, all of which were unvested and outstanding on December 31, 2015 (with 6,425 shares having vested on January 30, 2016 upon meeting performance thresholds, 6,425 shares vesting on January 30, 2017 and 6,425 shares vesting on January 30, 2018, provided performance thresholds are met and Mr. Fisher remains employed with the Company as of such date).

(5)
Mr. Fisher received a performance-based Class A LTIP unit grant of 89,817 shares on June 1, 2015 pursuant to the Company’s Outperformance Plan, all of which were unvested and outstanding on December 31, 2015. No performance thresholds were met as of the date hereof.

(6)
Mr. Craven received a performance-based restricted common share grant of 9,422 shares on January 1, 2013 as part of his 2012 compensation package. Of this amount, all but 3,140 shares were vested on December 31, 2015 (although such unvested shares subsequently vested on January 1, 2016 upon meeting performance thresholds). This table further assumes that conditions will be met so that performance-based shares will vest and thus are valued at $20.48 as well.

(7)
Mr. Craven received a performance-based restricted common share grant of 8,232 shares on January 31, 2014 as part of his 2013 compensation package. Of this amount, all but 5,488 shares were vested on December 31, 2015 (with 2,744 shares having vested on January 31, 2016 upon meeting performance thresholds and 2,744 shares vesting on January 31, 2017, provided performance thresholds are met and Mr. Craven remains employed with the Company as of such date).

(8)
Mr. Craven received a performance-based restricted common share grant of 8,031 shares on January 30, 2015 as part of his 2014 compensation package, all of which were unvested and outstanding on December 31, 2015 (with 2,677 shares having vested on January 30, 2016 upon meeting performance thresholds, 2,677 shares vesting on January 30, 2017 and 2,677 shares vesting on January 30, 2018, provided performance thresholds are met and Mr. Craven remains employed with the Company as of such date).

(9)
Mr. Craven received a performance-based Class A LTIP unit grant of 53,157 shares on June 1, 2015 pursuant to the Company’s Outperformance Plan, all of which were unvested and outstanding on December 31, 2015. No performance thresholds were met as of the date hereof.

(10)
Mr. Willis received a performance-based restricted common share grant of 7,852 shares on January 1, 2013 as part of his 2012 compensation package. Of this amount, all but 2,616 shares were vested on December 31, 2015 (although such unvested shares subsequently vested on January 1, 2016 upon meeting performance thresholds). This table further assumes that conditions will be met so that performance-based shares will vest and thus are valued at $20.48 as well.

(11)
Mr. Willis received a performance-based restricted common share grant of 7,056 shares on January 31, 2014 as part of his 2013 compensation package. Of this amount, all but 4,704 shares were vested on December 31, 2015 (with 2,352 shares having vested on January 31, 2016 upon meeting performance thresholds and 2,352 shares vesting on January 31, 2017, provided performance thresholds are met and Mr. Willis remains employed with the Company as of such date).

(12)
Mr. Willis received a performance-based restricted common share grant of 4,821 shares on January 30, 2015 as part of his 2014 compensation package, all of which were unvested and outstanding on December 31, 2015 (with 1,607 shares having vested on January 30, 2016 upon meeting performance thresholds, 1,607 shares vesting on January 30, 2017 and 1,607 shares vesting on January 30, 2018, provided performance thresholds are met and Mr. Willis remains employed with the Company as of such date).

(13)
Mr. Willis received a performance-based Class A LTIP unit grant of 21,996 shares on June 1, 2015 pursuant to the Company’s Outperformance Plan, all of which were unvested and outstanding on December 31, 2015. No performance thresholds were met as of the date hereof.

(14)
Mr. Wegner received a time-based restricted share grant of 8,949 shares on June 1, 2015 in connection with the start of his employment with the Company, all of which were unvested and outstanding on December 31, 2015 (with 2,983 shares vesting on June 1, 2016, 2,983 shares vesting on June 1, 2017 and 2,983 shares vesting on June 1, 2018, provided Mr. Wegner remains employed with the Company as of such date).

Option Exercises and Shares Vested
The following table summarizes vesting in 2015 of time-based and performance-based restricted common shares and LTIP units previously granted to our named executive officers. The Company has not granted option awards to its named executive officers.

	Share/Unit Awards
Name	Number of Shares / Units Acquired on Vesting (1) (#)	Value Realized on Vesting ($) (2)
Jeffrey H. Fisher
LTIP Units	39,788	$1,162,207
Shares	51,841	$1,061,704
Dennis M. Craven
LTIP Units	5,250	$119,595
Shares	19,952	$408,617
Peter Willis
LTIP Units	6,517	$190,362
Shares	16,758	$343,204
Jeremy Wegner	--	$--

(1)	Amounts include vested restricted common shares and LTIP units.
(2)
The LTIP units for Messrs. Fisher, Willis and Craven have reached parity with common units of Chatham OP, and thus the market value per vested LTIP unit was assumed in the above to be the closing sales price per share of our common shares on the vesting date. For purposes of calculating the market value of restricted common shares that have vested, the market value per vested restricted common share is assumed to be the closing sales price per share of our common shares on the vesting date.

Description of Vesting Provisions for Certain Performance-Based Equity Awards
2013 Performance-Based Restricted Share Awards. The 2013 performance-based restricted share awards vest on January 15 in 2015, 2016 and 2017, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. Prior to vesting, the recipients will not be entitled to vote or receive dividends on the common shares subject to the 2013 performance-based restricted share awards. However, dividends paid on the common shares subject to the 2013 performance-based restricted share awards between the grant date and the vesting date will be accumulated and paid when, and to the extent that, the award vests.
The interest in the common shares covered by the 2013 performance-based share awards shall become vested based on the Company’s Total Shareholder Return. "Total Shareholder Return" means, with respect to any calendar year, the total percentage return per common share based on the closing sale price of the Company’s common shares on the last day of the preceding calendar year compared to the closing sale price of the Company’s common shares on the last day of such calendar year and assuming contemporaneous reinvestment in the Company’s common shares of all dividends and other distributions at the closing sale price of the Company’s common shares on the date such dividend or other distribution was paid. The 2013 performance-based share awards shall become vested based on the following:
(a) The interest in the number of common shares that most nearly equals (but does not exceed) one-third of the common shares covered by this share award shall be vested on January 15, 2015, if the Total Shareholder Return for calendar year 2014 is 8% or more.
(b) The interest in the number of Common Shares that most nearly equals (but does not exceed) one-third of the common shares covered by this share award shall be vested on January 15, 2016, if the Total Shareholder Return for calendar year 2015 is 8% or more.
(c) The interest in the number of common shares that most nearly equals (but does not exceed) one-third of the common shares covered by this share award shall be vested on January 15, 2017, if the Total Shareholder Return for calendar year 2016 is 8% or more.

(d) The interest in the number of common shares that most nearly equals (but does not exceed) two-thirds of the common shares covered by this share award (less any common shares that vested under paragraph (a) and paragraph (b)), shall be vested on January 15, 2016, if the average Total Shareholder Return for calendar years 2014 and 2015 is 8% or more.
(e) The interest in all of the common shares covered by this share award (less any common shares that vested under paragraphs (a), paragraph (b), paragraph (c) and paragraph (d)), shall be vested on January 15, 2017, if the average Total Shareholder Return for calendar years 2014, 2015 and 2016 is 8% or more.
2014 Performance-Based Restricted Share Awards. The 2014 performance-based restricted share awards will vest on January 15 in 2016, 2017 and 2018, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The 2014 performance-based restricted share awards provide for the same voting and distribution rights as the 2013 performance-based restricted share awards described above. In addition, “Total Shareholder Return,” is defined the same as under the 2013 performance-based share awards. The 2014 performance-based restricted share awards shall become vested based on the following:
(a) The interest in the number of common shares that most nearly equals (but does not exceed) one-third of the common shares covered by this share award shall be vested on January 15, 2016, if the Total Shareholder Return for calendar year 2015 is 8% or more.
(b) The interest in the number of Common Shares that most nearly equals (but does not exceed) one-third of the common shares covered by this share award shall be vested on January 15, 2017, if the Total Shareholder Return for calendar year 2016 is 8% or more.
(c) The interest in the number of common shares that most nearly equals (but does not exceed) one-third of the common shares covered by this share award shall be vested on January 15, 2018, if the Total Shareholder Return for calendar year 2017 is 8% or more.
(d) The interest in the number of common shares that most nearly equals (but does not exceed) two-thirds of the common shares covered by this share award (less any common shares that vested under paragraph (a) and paragraph (b)), shall be vested on January 15, 2017, if the average Total Shareholder Return for calendar years 2015 and 2016 is 8% or more.
(e) The interest in all of the common shares covered by this share award (less any common shares that vested under paragraphs (a), paragraph (b), paragraph (c) and paragraph (d)), shall be vested on January 15, 2018, if the average Total Shareholder Return for calendar years 2015, 2016 and 2017 is 8% or more.

2015 Performance-Based Class A Performance LTIP Unit Awards. The 2015 performance-based Class A Performance awards will vest on January 28 in 2017, 2018 and 2019, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant interest in the Class A Performance LTIP Units covered by the 2015 performance-based Class A Performance LTIP unit award shall vest based on the attainment of Total Shareholder Return hurdles. “Total Shareholder Return,” is defined the same as under the 2013 performance-based share awards discussed above. The 2015 performance-based Class A Performance LTIP unit awards shall become vested based on the following:

(a) The number of Class A Performance LTIP units that most nearly equals (but does not exceed) one-third of the LTIP Unit Award issued pursuant to this Agreement shall vest on January 28, 2017, if the Total Shareholder Return for the 12-month period beginning January 28, 2016 and ending on January 27, 2017 is 8% or more.

(b) The number of Class A Performance LTIP units that most nearly equals (but does not exceed) one-third of the LTIP Unit Award issued pursuant to this Agreement shall vest on January 28, 2018, if the Total Shareholder Return for the 12-month period beginning January 28, 2017 and ending on January 27, 2018 is 8% or more.

(c) The number of Class A Performance LTIP units that most nearly equals (but does not exceed) one-third of the LTIP Unit Award issued pursuant to this Agreement shall vest on January 28, 2019, if the Total Shareholder Return for the 12-month period beginning January 28, 2018 and ending on January 27, 2019 is 8% or more.
(d) All of the Class A Performance LTIP units issued pursuant to this Agreement (less any Class A Performance LTIP units that previously vested under paragraphs (a), (b) or (c) above), shall vest on January 28, 2019, if the average Total Shareholder Return for the 36-month period ending on January 27, 2019 is 8% or more.

Prior to vesting, the participants will (i) not be entitled to vote the Class A Performance LTIP units subject to the 2015 performance-based Class A Performance LTIP unit awards and (ii) will be paid an amount that is 10% of distributions made on the common units of partnership interests of our operating partnership as and when our operating partnership makes such distributions. To the extent any of the Class A Performance LTIP units subject to the 2015 performance-based Class A Performance LTIP unit awards become vested, our operating partnership will pay to the named executive officer owning such vested units a special distribution on the date that such units become vested in an amount equal to (x) the aggregate amount of distributions that would have been received on such vested Class A Performance LTIP unit had the limitation described in (ii) above not applied, minus (y) the aggregate amount of distributions previously received pursuant to (ii) above on all Class A Performance LTIP units that were granted to the participant under his 2015 performance-based Class A Performance LTIP unit award, including any Class A Performance LTIP units that did not vest as of the applicable vesting date. Other than the distributions described above, no cash amount will be paid with respect to any of the Class A Performance LTIP units subject to the 2015 performance-based Class A Performance LTIP unit awards that do not become vested.

Employment Agreements
Jeffrey H. Fisher. Our employment agreement with Mr. Fisher, which we entered into in April 2010, had an initial term of three years and has renewed, and will continue to be renewed, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Fisher’s annual base salary was $600,000 for 2015, subject to increase in the discretion of the Board or its Compensation Committee. For 2016, the Compensation Committee ratified an annual base salary of $600,000 for Mr. Fisher.
Dennis M. Craven and Peter Willis. Our employment agreements with Mr. Craven and Mr. Willis, which we entered into in April and September 2010, respectively, each of which was amended in January 2015, had initial terms of three years and renewed, and will continue to renew, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Craven and Mr. Willis received 2015 annual base salaries of $375,000 and $345,000, respectively, subject to increase in the discretion of the Board or the Compensation Committee. The Compensation Committee ratified 2016 annual base salaries of $375,000 and $345,000 for Mr. Craven and Mr. Willis, respectively.
Jeremy Wegner. Our employment agreement with Mr. Wegner, which we entered into in June 2015, has an initial term of three years and will renew for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Wegner’s annual base salary was $260,000 for 2015, subject to increase in the discretion of the Board or the Compensation Committee. For 2016, the Compensation Committee ratified an increased annual base salary of $285,000 for Mr. Wegner.

Summary of Employment Agreement Terms. Under the employment agreements, Messrs. Fisher, Craven, Willis and Wegner are each eligible to earn an annual cash bonus at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Compensation Committee are achieved.
Their employment agreements entitle them to customary fringe benefits, including vacation and the right to participate in any other benefits or plans in which other executive-level employees participate (including but not limited to retirement, pension, profit-sharing, insurance, including life insurance, or hospital plans).
Each of the employment agreements provides for payment of earned but unpaid compensation up to the date of the termination of his or her employment in the event that employment ends upon termination by us for “cause,” resignation without “good reason” (as defined below), death or disability or any reason other than a termination by us without “cause” or his resignation with “good reason.” The agreements define “cause” as (1) a failure to perform a material duty or a material breach of an obligation set forth in the applicable employment agreement or a breach of a material and written policy other than by reason of mental or physical illness or injury, (2) a breach of the officer’s fiduciary duties, (3) conduct that demonstrably and materially injures us monetarily or otherwise or (4) a conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or fraud or dishonesty involving our assets, and that in each case is not cured, to the Board’s reasonable satisfaction, within 30 days after written notice. In any such event, each of the employment agreements provides for the payment of any earned but unpaid compensation up to the date of termination and any benefits due under the terms of any of our employee benefit plans.
The employment agreements provide for certain severance payments in the event that employment ends upon termination by us without “cause” or resignation for “good reason.” The agreement defines “good reason” as (1) our material breach of the terms of the applicable employment agreement or a direction from the Board that the officer act or refrain from acting in a manner unlawful or contrary to a material and written policy, (2) a material diminution in duties, functions and responsibilities without his consent or our preventing the officer from fulfilling or exercising his material duties, functions and responsibilities without his consent, (3) a material reduction in base salary or annual bonus opportunity or (4) a requirement that the officer relocate more than 50 miles from the current location of his principal office without his consent, in each case provided that the employee has given written notice to the Board within 30 days after he knows of the circumstances constituting “good reason,” the circumstances constituting “good reason” are not cured within 30 days of such notice and the applicable officer resigns within 30 days after the expiration of the cure period. In any such event, the applicable officer is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. If the officer signs a general release of claims, then any outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if employment had not terminated. In the cases of Messrs. Fisher, Craven and Willis, the applicable officer shall also be entitled to receive, subject to signing a general release of claims, an amount equal to three times his base salary in effect at the time of termination, an amount equal to three times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended immediately prior to his termination and an amount equal to three times the annual premium or cost paid by us for the officer’s health, dental, vision, disability and life insurance coverage in effect on his termination date. Mr. Wegner’s employment agreement provides that he shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to one times his base salary in effect at the time of termination, an amount equal to one times the highest bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended immediately prior to his termination and an amount equal to one times the annual premium or cost paid by us for his health, dental, vision, disability and life insurance coverage in effect on the date of his termination; provided, however, that his severance payment multiple shall be increased from one to two in the event of termination without “cause” no more than ninety days before “a change in control” (as defined in the employment agreement) or on or after a “change in control” or upon resignation for “good reason” on or after a “change in control.”
Mr. Fisher is the majority shareholder of IHM, a hotel management company that currently manages 36 of our wholly owned hotels and 81 of the hotels owned by our two joint ventures with affiliates of NorthStar, and that we may engage to manage certain additional hotels we acquire in the future pursuant to management agreements with our taxable REIT subsidiaries, or TRS Lessees. In order to permit IHM to qualify as an “eligible independent contractor” as required by applicable tax law, Mr. Fisher’s employment agreement permits him to be the principal owner and serve as a director of entities engaged in the hotel management business, and to devote business time to those companies, so long as (1) such activities do not interfere with the performance of his duties to us and (2) he does not serve as an officer or employee of, or receive compensation for service as a director of, any such entity providing hotel management services to us or our affiliates.

Potential Payments upon Termination or Change of Control
The following table and accompanying footnotes reflect the estimated potential amounts payable to Messrs. Fisher, Craven, Willis and Wegner under their employment agreements and the Company’s compensation and benefit plans and arrangements in the event the executive’s employment is terminated under various scenarios, including involuntary termination without cause, voluntary or involuntary termination with cause, voluntary resignation with good reason, involuntary or good reason termination in connection with a change in control and termination due to death and disability. The amounts shown below are estimates of the amounts that would be paid to Messrs. Fisher, Craven, Willis and Wegner upon termination of their employment assuming that such termination was effective on December 31, 2015. Actual amounts payable will depend upon compensation levels at the time of termination, the amount of future equity awards and other factors, and will likely be greater than amounts shown in this table.

	Cash Severance Payment ($)	Payment in Lieu of Medical/Welfare Benefits (present value) ($) (4)	Acceleration and Continuation Equity Awards ($) (5)	Excise Tax Gross-up ($) (6)	Total Termination Benefits ($)
Jeffrey H. Fisher(1)(3)
Involuntary Termination Without Cause (2)	$5,800,000	$20,000	$3,592,704	$—	$9,412,704
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	3,592,704	—	3,592,704
Involuntary or Good Reason Termination in Connection With Change In Control (2)	5,800,000	60,000	3,592,704	—	9,452,704
Death or Disability	—	—	3,592,704	—	3,592,704
Dennis Craven(1)(3)
Involuntary Termination Without Cause (2)	$2,700,000	$20,000	$1,771,008	$—	$4,491,008
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	1,771,008	—	1,771,008
Involuntary or Good Reason Termination in Connection With Change In Control (2)	2,700,000	60,000	1,771,008	—	4,531,008
Death or Disability	—	—	1,771,008	—	1,771,008
Peter Willis(1),(3)
Involuntary Termination Without Cause (2)	$2,415,000	$20,000	$974,774	$—	$3,409,774
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	974,774	—	974,774
Involuntary or Good Reason Termination in Connection With Change In Control (2)	2,415,000	60,000	974,774	—	3,409,774
Death or Disability	—	—	974,774	—	974,774
Jeremy Wegner(1),(3)
Involuntary Termination Without Cause (2)	$780,000	$20,000	$183,276	$—	$983,276
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	183,276	—	183,276
Involuntary or Good Reason Termination in Connection With Change In Control (2)	1,560,000	40,000	183,276	—	1,783,276
Death or Disability	—	—	183,276	—	183,276

(1)
The amounts shown in the table do not include accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan. Those amounts are payable to Messrs. Fisher, Craven, Willis and Wegner upon any termination of employment, including an involuntary termination with cause and a resignation without good reason.

(2)	Amounts in this row are calculated in accordance with the applicable employment agreement as described more fully under “— Employment Agreements”.
(3)
A termination of employment due to death or disability entitles Messrs. Fisher, Craven, Willis and Wegner to benefits under the Company’s life insurance and disability insurance plans. In addition, outstanding restricted share awards and LTIP unit awards immediately vest upon a termination of employment due to death or disability.

(4)
The amounts shown in this column are estimates of the annual premiums payable by the Company for health care, insurance and other benefits expected to be provided to Messrs. Fisher, Craven, Willis and Wegner.

(5)	Pursuant to SEC rules, for purposes of this table, the market value per common share and LTIP unit is assumed to be $20.40, the closing market price per common share on December 31, 2015.
(6)
The employment agreements with Messrs. Fisher, Craven, Willis and Wegner do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that Messrs. Fisher, Craven, Willis and Wegner will receive the total or unreduced benefits.

Equity Compensation Plan Information
The following table provides information, as of December 31, 2015, relating to our Equity Incentive Plan pursuant to which grants of common share options, share awards, share appreciation rights, performance units and other equity-based awards options may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by security holders	—	—	2,013,791
Equity compensation plans not approved by security holders	—	—	—
Total			2,013,791

Certain Relationships and Related Transactions
As of March 31, 2016, 36 of our wholly owned hotels and 81 hotels owned by our two joint ventures with affiliates of NorthStar are managed by IHM, which is majority owned by Mr. Fisher. The management agreements with IHM have an initial term of five years and will automatically renew for two successive five-year periods unless IHM provides written notice no later than 90 days prior to the then current term’s expiration date of their intent not to renew. The IHM management agreements provide for early termination upon sale of any IHM managed hotel for no termination fee, with six months’ advance notice. The IHM management agreements can also be terminated for cause. Additionally, if hotel operating performance does not meet specified levels we will be able to terminate any IHM management agreements at no cost. Management agreements with IHM provide for a base management fee of up to 3% of the hotel’s gross revenues, an accounting fee of between $1,200 and $1,500 per month per hotel, a revenue management fee of $1,000 per month, per hotel and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income less fixed costs, base management fees and a specified return threshold. The incentive management fee is capped at 1% of gross hotel revenues. For the year ended December 31, 2015, we paid IHM an aggregate of approximately $8.2 million in management, accounting and revenue management fees and another $278,000 in incentive management fees pursuant to these management agreements.

Because Mr. Fisher is our Chairman, President and Chief Executive Officer and controls IHM, conflicts of interest exist between Mr. Fisher and us regarding:

•	enforcement of the terms of any management agreements between us and IHM;

•	whether and on what terms these management agreements will be renewed upon expiration;

•	whether and on what terms management contracts will be awarded to IHM; and

•	whether hotel properties will be sold.
Under the hotel management agreements, IHM generally is responsible for complying with our various franchise agreements, subject to us making sufficient funding available. Conflicts of interest exist between us and Mr. Fisher regarding IHM’s compliance with franchise agreements, which could result in:

•	the termination of those agreements and related substantial penalties; or

•	other actions or failures to act by IHM that could result in liability to us or our TRS Lessees.
We have shared our corporate information technology infrastructure (“IT”) with IHM since January 1, 2011 and also with unconsolidated real estate entities. We and IHM have agreed to a cost-sharing arrangement under which we bear 24% of the total costs of operating and maintaining the IT function (including depreciation taken by us on the IT infrastructure).
Certain Company employees are shared with unconsolidated real estate entities. Reimbursed costs from unconsolidated real estate entities, comprised of corporate payroll costs of the Innkeepers JV, NewINK JV and Inland JV and an entity which is 2.5% owned by Mr. Fisher, where the Company is the employer, were $3.7 million and $2.0 million for the years ended December 31, 2015 and 2014, respectively. These costs are offset by the cost reimbursements from unconsolidated real estate entities included in revenues.
During 2014, Mr. Fisher entered into a joint venture agreement with NorthStar by which Mr. Fisher acquired a 2.5% non-voting interest in Castleblack Owner Holding, LLC (“Castleblack”), an entity which is 97.5% owned by affiliates of NorthStar and owns a portfolio of 20 hotels in markets dissimilar to the markets of the Company's hotels.
IHM has obtained an employment practices liability insurance policy that covers our employees. We reimbursed IHM for our pro rata portion of the premium for this policy. In addition, IHM is required to maintain a health benefit plan in which our employees participate. Our reimbursement of IHM is based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees.
Conflicts may arise between us and IHM with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by us and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by IHM as incentive management fees.
From time to time in connection with certain acquisitions and dispositions or other transactions, we may engage a brokerage firm by which Mr. Fisher’s daughter is employed.
Our Board of Trustees developed a conflicts of interests policy to reduce potential conflicts of interests and to ensure that transactions with IHM are in the best interests of the Company and generally fair on their terms. Our conflicts of interests policy requires each transaction, arrangement, event or series of events which involves (i) the payment of money or other consideration or the guaranty or security of any repayment or other obligation (a) by IHM to or of the Company or (b) by the Company to or of IHM; or (ii) an allocation of the cost of corporate office administrative functions between the Company and IHM be approved by a majority of our independent trustees. Further, any such transaction approved by our independent trustees shall be disclosed (i) promptly on our website and (ii) as appropriate, in our periodic reports and/or proxy statements under applicable securities laws. We intend to review, approve or ratify all related party transactions in accordance with our conflicts of interests policy.

Section 16(a) Beneficial Ownership Reporting Compliance
Under federal securities laws, the Company’s trustees and executive officers, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, are required to report their ownership of common shares and any changes in that ownership to the SEC. These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure to timely file such reports by those due dates during the 2015 fiscal year. To our knowledge, all of our executive officers, trustees, and beneficial owners of more than 10% of our common shares have timely complied with all of the filing requirements applicable to them with respect to transactions during the 2015 fiscal year, except that Mr. Goldsmith’s Form 4 that reported his dispossession of 13,995 shares of our common stock was filed late.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of three trustees who are independent as determined by the Board of Trustees, in its business judgment, under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Trustees. The members of the Audit Committee are Glen Gilbert (Chair), Miles Berger and Joel F. Zemans. The Audit Committee appointed, and the Board of Trustees ratified, the selection of the Company’s independent registered certified public accounting firm, PricewaterhouseCoopers LLP.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, to monitor the Company’s compliance with legal requirements and to monitor the independence and performance of the Company’s auditors. The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986 (the “Code”).
The Audit Committee has met with management and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP, both together and separately. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements for the year ended December 31, 2015, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communication with Audit Committees).
The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PricewaterhouseCoopers LLP the issue of its independence from the Company. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.
Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the audited consolidated financial statements, the representations of management and the written disclosures and the letter of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.
The Audit Committee charter provides that:

•
the Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent auditor, that the independent auditor reports directly to the Committee, and that the Committee retains and may terminate the services of the independent auditor;

•	the Committee must approve in advance all audit engagement fees and terms, and all audit and non-audit services to be provided by the independent auditor;

•
the Committee must establish procedures for the handling of complaints regarding accounting, internal controls, or auditing matters and for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

•	the Committee must establish policies and procedures for the engagement of the outside auditor to perform non-audit services, including pre-approval of all non-audit services;

•	the Committee will review and discuss the adequacy and effectiveness of “disclosure controls and procedures” in addition to other internal controls already reviewed by the Committee; and

•	the Committee has the authority and funding to engage accountants, lawyers and other advisers and experts as it deems necessary.

The Committee’s responsibilities include obtaining and reviewing, at least annually, a report by the outside auditor describing the outside auditor’s internal quality-control procedures, any issues raised by the most recent internal quality-control review, or peer review, of the outside auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to independent audits carried out by the outside auditor, and any steps taken to deal with any such issues; and the Committee’s responsibilities include establishing clear hiring policies for employees or former employees of the Company’s outside auditor. A copy of the Audit Committee charter is posted on the Company’s website at www.chathamlodgingtrust.com. The above summary of the Audit Committee charter is qualified by reference to the complete charter, which should be read in its entirety.
The Audit Committee recommended, and the Board approved, a procedure for the confidential submission, receipt, retention and treatment of concerns and complaints regarding the Company’s accounting or auditing practices. The Company has contracted with an independent company to establish and maintain, and has widely disseminated the existence and availability of, a seven-day-a-week, twenty-four-hour-a-day toll-free telephone number and website for complaints and concerns regarding accounting or auditing practices. The Company’s General Counsel will promptly conduct an initial screening of any such complaint or concern to assess its legitimacy and significance and determine whether to (i) report the complaint or concern to the Chairman of the Audit Committee, (ii) investigate further, or (iii) close the file. Further investigation would involve consulting appropriate senior management not implicated in the complaint or concern and may involve consulting the Company’s outside counsel and independent auditors. Information on the complaint or concern will be maintained in a confidential file for at least seven years. The Company shall take all appropriate steps to prevent retaliation against any individual because that person submitted a complaint or concern. The General Counsel shall provide to the Audit Committee a quarterly report of all complaints and concerns received and their status. Where a complaint or concern (i) relates to accounting, internal accounting controls or auditing matters or (ii) alleges or otherwise suggests the existence of (a) material inaccuracies in financial reporting, (b) fraud or other intentional misconduct with respect to accounting, auditing or internal control over financial reporting, or (c) material non-compliance with applicable law, the General Counsel shall promptly report the complaint or concern directly to the Chairman of the Audit Committee. Other complaints and concerns will generally be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. The Audit Committee will from time to time report to the Board the status of pending investigations and a summary of complaints and concerns during the reporting period.
The foregoing has been furnished by the members of the Audit Committee for the year ended December 31, 2015.

AUDIT COMMITTEE

Glen Gilbert (Chair)
Miles Berger
Joel F. Zemans

PROPOSAL 2:
INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers LLP has served as independent registered certified public accounting firm for the Company and its subsidiaries for the year ended December 31, 2015. The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditor for the year ending December 31, 2016, until and unless changed by action of the Audit Committee of the Board of Trustees. Although shareholder approval of the appointment is not required, the Company is asking the shareholders to ratify the appointment. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee based on all relevant facts and circumstances at the time. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if he or she desires to do so and will be available to respond to appropriate questions.
The Audit Committee’s current policy on approval of non-audit services by the independent auditor is to approve at the beginning of each year the scope and fees for any non-audit services for the year that have been identified, and to approve in advance the scope and fees for any additional non-audit services as the need for such services arise. Thus, all of the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” disclosed below were approved by the Audit Committee.
The following chart sets forth the amounts billed to the Company by PricewaterhouseCoopers LLP with respect to services provided in 2015 and 2014:

	Amount
Type	2015	2014
Audit Fees(1)	$861,000	$721,800
Audit-Related Fees(2)	$69,000	$209,000
Tax Fees(3)	$175,000	$155,344
All Other Fees(4)	$1,800	$451,800

	$1,106,800	$1,537,944

(1)
“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, including the audit of the effectiveness of internal control over financial reporting. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by PricewaterhouseCoopers LLP related to our filings with the SEC.

(2)
“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees,” including fees for the audits of the Company’s acquired hotels. In 2015, “Audit-Related Fees” included fees related to the Company’s acquisition of the Hilton Garden Inn in Marina Del Rey, California.

(3)
“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

(4)
“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” In 2014, “Other Fees” included fees related to the evaluation of the two joint venture acquisitions with NorthStar as well as fees related to the audit of the Company’s unconsolidated real estate entities. In 2015, “Other Fees” represented a software licensing fee.

Vote Required
The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of PricewaterhouseCoopers LLP.
The Board of Trustees unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2016 Annual Meeting:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”
This vote is nonbinding. The Board and the Compensation Committee, which is comprised of independent trustees, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to motivate our executives to create and sustain a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted shares) and long-term incentives (including equity awards that vest over up to five years) reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
The Board of Trustees unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

OTHER MATTERS
Neither the Board of Trustees nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.
The Company paid for this proxy solicitation. We hired Wells Fargo Shareholder Services to assist in the distribution of proxy materials and solicitation of votes. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our trustees, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING
In order for a shareholder proposal to be included in the proxy statement for the 2017 annual meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by the Company no later than the date which is 120 days prior to the one-year anniversary of the date of this Proxy Statement, or December 2, 2016. Proposals may be mailed to the Company, to the attention of the Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. Our bylaws currently provide that in order for a shareholder proposal to be presented at our 2017 annual meeting of shareholders, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices not earlier than the close of business on November 2, 2016, and not later than December 2, 2016. If the 2017 annual meeting of shareholders is scheduled to take place before April 19, 2017 or after June 18, 2017, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2017 annual meeting of shareholders and not later than the close of business on the later of the 120th day prior to the 2017 annual meeting of shareholders or the tenth day following the day on which public announcement of the date of the 2017 annual meeting of shareholders is first made by the Company. Any such proposal should be mailed to: Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401, Attn: Secretary.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The fiscal 2015 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filing.

GENERAL INFORMATION
A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern time, at the office of the Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.
The Company is organized under Maryland law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been property recorded.
As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Wells Fargo Bank, N.A., Shareholder Services, PO Box 64945, St. Paul, MN 55164-0945, 800-468-9716.
By order of the Board of Trustees,
/s/ Jeffrey H. Fisher
Jeffrey H. Fisher
Chief Executive Officer

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET – www.proxypush.com/cldt
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE – 1-866-883-3382
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
˜  Please detach here  ˜

The Board of Trustees recommends that you vote FOR the following:

1. Election of Trustees	01 C. Gerald Goldsmith	04 Thomas J. Crocker	☐	Vote FOR			☐	Vote WITHHELD
	02 Rolf E. Ruhfus	05 Robert Perlmutter		all nominees			from all nominees
	03 Jeffrey H. Fisher			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Trustees recommends you vote FOR the following:

2. Ratification of selection of independent registered public accountants.				☐	For	☐	Against	☐ Abstain

The Board of Trustees recommends you vote FOR the following:

3. Approval, on an advisory basis, of executive compensation.				☐	For	☐	Against	☐ Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CHATHAM LODGING TRUST
ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 19, 2016
9:00 AM
Offices of Chatham Lodging Trust
222 Lakeview Avenue, Suite 200
West Palm Beach, FL 33401

CHATHAM LODGING TRUST 222 Lakeview Avenue, Suite 200 West Palm Beach, FL 33401	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2016.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint Dennis Craven and Eric Kentoff, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.